EXHIBIT 10(f)

Cabot Corporation

Compensation for Non-Employee Directors

Cash compensation for Cabot’s non-employee directors consists of the following:

•	An annual retainer of $31,000 for each non-employee director.

•	An annual retainer of $21,000 for serving on the Audit Committee.

•	An annual retainer of $7,000 for serving on each of the Compensation, Safety Health & Environmental Affairs, or Governance and Nominating Committees.

•	An annual retainer of $110,000 for serving as Non-Executive Chairman of the Board of Directors.

•	An annual retainer of $40,000 for serving as Chair of the Audit Committee.

•	An annual retainer of $10,000 for serving as Chair of the Compensation, Safety Health & Environmental Affairs, or Governance and Nominating Committees.

In addition to the cash compensation discussed above, under Cabot’s Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is entitled to receive 2,500 shares of Cabot common stock as a portion of his or her compensation for services performed in the calendar year, subject to increase or decrease at the discretion of the Governance and Nominating Committee. The Directors’ Stock Plan calls for the shares to be issued on the date of the Board’s meeting in January. Cabot’s Corporate Governance Guidelines require non-employee directors to have equity ownership in Cabot in the range of six times their annual cash retainer. It is expected that this ownership interest will generally be achieved within a three-to-five year period beginning when a director is first elected to the Board. In addition, where equity-based compensation is a component of compensation, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Directors also are reimbursed for travel expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel.